UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2025

SPIRE GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39493	85-1276957
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 Towers Crescent Drive Suite 1100
Vienna, Virginia		22182
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (202) 301-5127

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value of $0.0001 per share	SPIR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 12, 2025, Spire Global, Inc., a Delaware corporation (the “Company”), as borrower, and Spire Global Subsidiary, Inc. and Austin Satellite Design, LLC, as guarantors, entered into the Waiver and Amendment No. 5 to Financing Agreement (the “Waiver and Amendment”) with Blue Torch Finance LLC, a Delaware limited liability company (“Blue Torch”), as administrative agent and collateral agent, and certain lenders, which amends that certain Financing Agreement, dated as of June 13, 2022, as amended by that certain Amendment No. 1 to Financing Agreement dated as of March 21, 2023, that certain Waiver and Amendment No. 2 to Financing Agreement dated as of September 27, 2023, that certain Amendment No. 3 to Financing Agreement dated as of April 8, 2024, and that certain Waiver and Amendment No. 4 to Financing Agreement dated as of August 27, 2024 (the “Financing Agreement”), to, among other things, (a) waive events of default under the Financing Agreement arising out of the maximum debt to EBITDA leverage ratio being greater than the ratio permitted by the Financing Agreement, the failure to deliver financial projections for the 2025 fiscal year and liquidity being lower than permitted by the Financing Agreement, (b) amend the financial covenants in the Financing Agreement to replace the maximum debt to EBITDA ratio with a minimum EBITDA covenant and provide relief on the recurring revenue leverage ratio set forth in the Financing Agreement, (c) amend the Financing Agreement to permit the Company to obtain subordinate financing secured by related liens on such junior indebtedness, (d) increase the applicable margin by 2.50% in the form of PIK interest which will be fully earned, paid-in-kind and added to the principal balance of the term loans, and (e) provide for a fifth amendment fee and extension fees. The fifth amendment fee is equal to $2.50 million which will be paid in kind by adding such fee to the principal amount after which it will bear interest from the date of the Waiver and Amendment at the Adjusted Term SOFR for a 3-month interest period plus the applicable margin under the Financing Agreement. The Waiver and Amendment also provides for an extension fee equal to $1.0 million, but if the Financing Agreement is terminated and all obligations are paid in full prior to April 30, 2025, the extension fee will be waived. If the Financing Agreement is not terminated and all obligations are paid in full on or before April 30, 2025, the extension fee will be added to the principal balance of the term loans on such date, and an additional extension fee in an equal amount will be added to the principal balance of the term loans on each date that is 30 days after April 30, 2025 until the Financing Agreement is terminated and all obligations are paid in full. The Waiver and Amendment also requires the Company to engage a liquidity management advisor reasonably satisfactory to Blue Torch no later than March 21, 2025.

The foregoing description of the Waiver and Amendment is qualified in its entirety by reference to the Waiver and Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibits	Description
10.1

Waiver and Amendment No. 5 to Financing Agreement, dated as of March 12, 2025, among Spire Global, Inc., Spire Global Subsidiary, Inc., Austin Satellite Design, LLC, Blue Torch Finance LLC and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRE GLOBAL, INC.

Date:	March 13, 2025	By:	/s/ Theresa Condor
		Name: Title:	Theresa Condor President and Chief Executive Officer